Exhibit 99.1

Press Contact:

Christen Graham or Cathleen Porter

Warner Communications

Phone: (978) 526-1960

christen@warnerpr.com or cathleen@warnerpr.com

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

866-402-4295 or 208-292-2818

Previously Disclosed Changes in Board Composition of NightHawk Radiology Holdings,

Inc. Prompt Notice of Noncompliance from The Nasdaq National Market

Coeur d’Alene, Idaho, February 5, 2007 – As previously disclosed in its Current Report on Form 8-K filed on January 11, 2007, NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK) has appointed one of its members of its Board of Directors, Mr. Timothy Mayleben, as its Executive Vice President and Chief Operating Officer. As a consequence of such appointment, and as previously disclosed, the Company does not comply with Nasdaq Marketplace Rules 4350(c) and (d), which require that NightHawk’s Board of Directors consist of a majority of independent directors and that its audit committee have at least three independent directors.

On February 1, 2007, the Company received written correspondence from The Nasdaq National Market (“Nasdaq”) noting such noncompliance and directing the Company to provide to Nasdaq on or prior to February 16, 2007 its plan and timetable to achieve compliance.

The Company intends to timely comply with Nasdaq’s request and to regain compliance as soon as practicable.

About NightHawk

NightHawk (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is the leading provider of radiology services to radiology groups and hospitals throughout the United States. Its team of highly-qualified, U.S. board certified, state-licensed and hospital-privileged radiologists uses its proprietary workflow technology to provide radiological interpretations to its customers primarily from centralized reading facilities located in the United States, Sydney, Australia, and Zurich, Switzerland, twenty-four hours a day, seven days a week.

“NHWKF”